EXHIBIT 99.1

GBT Commenced Operations of It E-Commerce Platform

GBT Presents its First Two Weeks of Sales

West Hollywood, March 14, 2022 -- GBT Technologies Inc. ( OTC PINK: GTCH ) (“GBT” or the “Company”), which entered into a revenue sharing agreement with a third party is testing its AI platform – AVANT- AI (https://www.avant-ai.net/) to identify opportunities with respect to e-commerce sales through the world’s biggest online retail platform. The testing under the revenue sharing agreement commenced on March 1, 2022.

The e-commerce platform can be used via the following link:

https://www.amazon.com/s?me=A21C579I9MM2U0&marketplaceID=ATVPDKIKX0

Since March 1, 2022, the Company through the revenue sharing arrangement sold 360 items generating sales of $73,423.99 representing an approximate average of $203.96 per item/order. The sales breakdown for said the relevant two weeks are as followings:

Date	Units Ordered	Ordered Product Sales	Average Sales Item/Order
3/1/22	22.00	$1,516.82	$68.95
3/2/22	19.00	$2,533.28	$133.33
3/3/22	12.00	$1,019.19	$84.93
3/4/22	20.00	$4,249.13	$212.46
3/5/22	20.00	$5,825.00	$291.25
3/6/22	25.00	$4,443.80	$177.75
3/7/22	20.00	$4,456.01	$222.80
3/8/22	38.00	$6,782.54	$178.49
3/9/22	41.00	$10,249.90	$250.00
3/10/22	56.00	$9,977.41	$178.17
3/11/22	45.00	$13,337.11	$296.38
3/12/22	42.00	9,033.80	$215.09

Total	360.00	$73,423.99	$203.96

“We were pleased to announce this new stream of revenue. As a reminder, we entered into a revenue sharing agreement for a term through the end of the year with an option to extend for additional terms. This opportunity may allow us to expand our operations to different domains, which potentially can complement our products when and if introduced to the market. Currently, we operate the e-commerce platform from West Hollywood, California and we are selling currently in the United States, Canada, Mexico and Brazil” provided Mansour Khatib, the Company’s CEO.

There is no guarantee that the Company will be successful in researching, developing or implementing this e-commerce system. In order to successfully implement this concept, the Company will need to raise adequate capital to support its operations and, if successfully developed, the Company would need to enter into a strategic relationship with a third party that has more experience in operating, selling and shipping. There is no guarantee that the Company will be successful in any or all of these critical steps.

About Us

GBT Technologies, Inc. (OTC PINK: GTCH) (“GBT”) (http://gbtti.com) is a development stage company which considers itself a native of Internet of Things (IoT), Artificial Intelligence (AI) and Enabled Mobile Technology Platforms used to increase IC performance. GBT has assembled a team with extensive technology expertise and is building an intellectual property portfolio consisting of many patents. GBT’s mission, to license the technology and IP to synergetic partners in the areas of hardware and software. Once commercialized, it is GBT’s goal to have a suite of products including smart microchips, AI, encryption, Blockchain, IC design, mobile security applications, database management protocols, with tracking and supporting cloud software (without the need for GPS). GBT envisions this system as a creation of a global mesh network using advanced nodes and super performing new generation IC technology. The core of the system will be its advanced microchip technology; technology that can be installed in any mobile or fixed device worldwide. GBT’s vision is to produce this system as a low cost, secure, private-mesh-network between any and all enabled devices. Thus, providing shared processing, advanced mobile database management and sharing while using these enhanced mobile features as an alternative to traditional carrier services.

Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements”. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov). In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, governmental and public policy changes, the Company’s ability to raise capital on acceptable terms, if at all, the Company’s successful development of its products and the integration into its existing products and the commercial acceptance of the Company’s products. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release.

Contact:

Mansour Khatib, CEO
press@gopherprotocol.com